Exhibit 99.1

National & Retail Trades and First Call

For release: May 4, 2006 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS APRIL COMPARABLE STORE SALES
INCREASE OF 13.4 PERCENT AND FIRST QUARTER COMPARABLE STORE
SALES INCREASE OF 6.9 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – May 4, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended April 29, 2006 increased 21.1 percent over the four-week period ended April 30, 2005. On a comparable store basis, sales increased 13.4 percent.

For the first quarter ended April 29, 2006, total sales were up 16.1 percent over the quarter ended April 30, 2005.  On a comparable store basis, sales for the fiscal quarter increased 6.9 percent.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc	This Year
	April 29,	April 30,	All	Comp
	2006	2005	Stores	Stores

April	$ 1,136.4	$ 938.7	21.1%	13.4%
YTD	$ 3,184.7	$ 2,742.8	16.1%	6.9%

On April 6, 2006, the Company successfully opened 8 new stores, including its entry into the Portland, OR market with four stores.

The Company now operates 749 stores in 43 states, compared with 669 stores in 40 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message. This message will be accessible by calling (630) 652-3100 and will be available for 36 hours, from Thursday, May 4 at 8:30 AM Eastern Time until Friday, May 5, at 8:30 PM Eastern Time.

First Quarter Earnings Release

Kohl’s Corporation will release its first quarter earnings report on May 11, 2006 at 4:00 PM (EDT). A conference call is scheduled at 5:00 PM (EDT). Investors will have the opportunity to listen to the conference call by dialing (847) 619-6368 ten minutes prior to the start of the call. A replay of the call will be available for 30 days at (630) 652-3018, Pass Code: 14332432#.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (See “Company News”) or through Broadcast Network’s Vcall web site located at http://www.vcall.com. To listen to the call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call through June 11, 2006.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464